Grant Park Fund Weekly Commentary

For the Week Ended February 11, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (Mar 2006 - Feb 2011)

Class	Week ROR	MTD Feb 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.2%	0.9%	0.4%	13.2%	0.5%	7.0%	6.1%	7.0%	12.6%	-16.5%	0.6%	0.9%
B**	-0.2%	0.9%	0.3%	12.5%	-0.2%	6.2%	N/A	6.2%	12.6%	-17.1%	0.5%	0.8%
Legacy 1***	-0.1%	0.9%	0.5%	14.7%	N/A	N/A	N/A	1.6%	10.8%	-10.9%	0.2%	0.2%
Legacy 2***	-0.1%	0.9%	0.5%	14.3%	N/A	N/A	N/A	1.3%	10.8%	-11.1%	0.2%	0.2%
Global 1***	-0.2%	0.7%	-0.1%	10.7%	N/A	N/A	N/A	-0.9%	10.2%	-13.3%	0.0%	-0.1%
Global 2***	-0.2%	0.7%	-0.1%	10.4%	N/A	N/A	N/A	-1.2%	10.2%	-13.5%	-0.1%	-0.2%
Global 3***	-0.2%	0.6%	-0.3%	8.4%	N/A	N/A	N/A	-3.0%	10.2%	-14.6%	-0.3%	-0.4%

S&P 500 Total Return Index****	1.5%	3.5%	5.9%	22.6%	2.2%	2.9%	2.6%	2.9%	17.9%	-51.0%	0.3%	0.2%
Barclays Capital U.S. Long Gov Index****	0.4%	-2.0%	-4.0%	2.1%	3.2%	4.9%	6.0%	4.9%	11.3%	-13.0%	0.5%	0.7%

* Performance metrics are calculated using January 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
Commodities	18%	Long	Corn	4.0%	Long	12%	Long	Corn	2.9%	Long
			Soybeans	2.2%	Long			Sugar	1.5%	Long
Currencies	29%	Short $	Euro	2.2%	Long	36%	Short $	Euro	3.4%	Long
			Australian Dollars	2.0%	Long			British pound	2.5%	Long
Energy	14%	Long	Natural Gas	3.7%	Short	15%	Short	Natural Gas	5.6%	Short
			Gas Oil	2.6%	Long			Gas Oil	2.6%	Long
Equities	13%	Long	Dax Index	1.9%	Long	15%	Long	Eurostoxx Index	2.3%	Long
			S&P 500	1.5%	Long			Dax Index	2.0%	Long
Fixed Income	11%	Short	Euribor	1.5%	Short	10%	Short	Japanese Gov't Bonds	1.7%	Short
			Bunds	1.3%	Short			U.S. 5-Year Treasury Notes	1.4%	Short
Metals	15%	Long	Nickel	2.8%	Long	12%	Long	Gold	2.9%	Long
			Gold	2.7%	Long			Nickel	2.0%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Commodities

Corn prices rallied nearly 4% last week after the U.S. Department of Agriculture reported it expected a sharp decline in U.S. supplies. Prices generally declined in the soybean markets, pressured by strong Brazilian supply forecasts and weak international demand.

Currencies

The U.S. dollar strengthened against major counterparts as concerns surrounding the Egyptian unrest increased demand for safe-haven assets. The Swiss franc fell sharply on which showed slower than expected inflation, a sign the Swiss National Bank may keep rates constant. The euro also posted losses for the week following comments from the ECB President which alluded to a possible delay in raising Eurozone interest rates.

Energy

Natural gas markets fell over 9% as warm weather in the U.S. put heavy pressure on demand forecasts. Crude oil markets also declined on beliefs higher interest rates in China may hinder demand, which has caused speculators to liquidate positions.

Equities

A decrease in weekly jobless claims in the U.S. provided bullish support for the global equity markets. The Japanese Nikkei 225 moved higher on positive earnings reports from some of the nation's key firms. Fears concerning how higher interest rates in China may affect the Hong Kong economy led to sharp declines in the Hang Seng Index.

Fixed Income

U.S. debt instruments generally fell last week as investors liquidated fixed-income positions to take advantage of moves in the equity markets. Investors liquidating debt positions due to uncertainty surrounding potential U.S. interest rate hikes also weighed on prices.

Metals

Gold markets moved nearly 1% higher last week as investors tried to hedge against the potential negative effects of higher Chinese interest rates. Conversely, base metals prices generally fell as the change in Chinese monetary policy put pressure on industrial demand forecasts.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.